Exhibit 99.1

[Mead Johnson Letterhead]

MEAD JOHNSON BOARD OF DIRECTORS ANNOUNCES DIVIDEND

GLENVIEW, Ill., March 1, 2017 — Mead Johnson Nutrition Company (NYSE: MJN) announced today that its board of directors has declared a regular quarterly dividend of $0.4125 per share for the quarter ending March 31, 2017.

The dividend will be paid on April 3, 2017, to shareholders of record at close of business on March 13, 2017.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide.  The company’s mission is to nourish the world’s children for the best start in life.  The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years.  The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, visit meadjohnson.com.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the proposed acquisition of Mead Johnson by Reckitt Benckiser Group plc announced on February 10, 2017. In connection with the transaction, Mead Johnson will file a proxy statement and other materials with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEAD JOHNSON AND THE TRANSACTION.

Mead Johnson’s investors and security holders will be able to obtain a free copy of these documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Mead Johnson’s Website at www.meadjohnson.com or by contacting Mead Johnson:

Contacts at Mead Johnson Nutrition:
Investors:
Kathy MacDonald, 847-832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, 847-832-2178
chris.perille@mjn.com

Participants in the Solicitation

Mead Johnson and its officers and directors may be deemed to be participants in the solicitation of proxies from Mead Johnson stockholders with respect to the transaction. Information about Mead Johnson officers and directors and their ownership of Mead Johnson common stock is set forth in the proxy statement for Mead Johnson’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2016, and in other documents filed with the SEC by Mead Johnson and its officers and directors. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Mead Johnson with the SEC.